Exhibit (d)(21)

THRIVENT MUTUAL FUNDS Appleton, WI | Minneapolis, MN	-

February 15, 2019

Ms. Rabi Minogue

Goldman Sachs Asset Management

robi.minogue@gs.com

RE:	Termination of Investment Sub-Advisory Agreements

Ms. Minogue :

This letter confirms the notice that we provided to you via email on February 4, 2019 that the following Investment Sub-Advisory Agreements (the “Agreements”) will be terminated, solely with respect to the emerging markets debt assets in the Thrivent Partner Worldwide Allocation Fund and Portfolio, after the close of business on April 30, 2019:

(i)	dated February 29, 2008 among Thrivent Asset Management, LLC, Thrivent Mutual Funds and Goldman Sachs Asset Management (“GSAM”), and

(ii)	dated April 30, 2008 among Thrivent Financial for Lutherans, Thrivent Series Fund, Inc., and GSAM.

The Agreements will remain in effect with respect to the international small capitalization assets.

Please let me know if you have any questions or concerns.

Troy Beaver

Vice President

Thrivent Mutual Funds